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                                                            Exhibit 10.27








                                                            March 1, 1995


Mr. Jean-Louis Greze
Executive Vice President
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL 33486-1010

Dear Jean-Louis:

      This letter describes certain arrangements that will apply to you during and after your current assignment as Executive Vice President, W. R. Grace & Co. and President, Grace Packaging. During that assignment, you will be an employee of W. R. Grace & Co. or one of its subsidiaries or affiliates (collectively referred to herein as the "Company") and be based at Grace Headquarters in Boca Raton, Florida.

      I. ALLOWANCES. During your assignment, the Company will provide you with the following allowances:

            SCHOOL FEES.   The Company will continue to pay tuition and related
            fees associated with the education of your son, up to but not inclusive of college.

            HOME LEAVE. The Company will reimburse you for the cost of one roundtrip Business Class flight per calendar year between Florida and Switzerland for your wife and son.

            COMPANY CAR. You will be provided with a Company-leased car in accordance with the policy applicable to Grace Headquarters executives.

            HOUSING LOAN. The Company has provided you with a $400,000 non-interest-bearing loan to assist you in the purchase of a house in Florida that will be your principal residence during the assignment, such loan to

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Mr. Jean-Louis Greze
Page 2
March 1, 1995

            be secured by a mortgage on the house. You have agreed to repay that loan upon your retirement or other termination of service with the Company.


      II. REPATRIATION. At the end of your current assignment, which is targeted to be on or about August 1, 1996, the Company will provide you with the following relocation assistance should you and your family wish to be repatriated to Switzerland at that time:

            COST OF MOVE. The Company will reimburse you for the cost of Business Class air fare and incidental expenses related to the relocation of you and your immediate family back to Switzerland.

            The Company will pay for the packing, transporting, unpacking and insurance of all your household effects from Florida to Switzerland, provided that moving your household effects is coordinated through the Grace International Human Resources Department, using a moving company designated by that Department.

            SALE OF RESIDENCE. Grace will offer to purchase your Florida residence for its Fair Market Value ("FMV"), established as described in this paragraph. The FMV of your Florida residence will be established by securing and averaging two appraisals made by professional appraisers selected by the International Human Resources Department. If the appraisals vary by five (5) percent or more, a third appraisal will be obtained, and the average of the two closer appraisals will be the FMV of your Florida residence.

            From the date the Company notifies you in writing of the FMV of your Florida residence, you will have sixty (60) days to accept, in writing to the International Human Resources Department, the Company's offer to purchase your residence at the FMV. You may, instead, elect to reject that offer and sell your residence without assistance from the Company, in which case the Company will be under no obligation to reimburse you for a sale price below the FMV or for maintenance or carrying expenses.

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Mr. Jean-Louis Greze
Page 3
March 1, 1995

            Failure to accept, in writing, the established FMV within the 60-day period described above will be deemed a rejection of the Company's offer to purchase the residence at FMV.

            Should you sell your Florida residence without the assistance of the Company, the Company will nevertheless reimburse you for reasonable and documented expenses that are incidental to the sale, such as any real estate commission, attorney's fees (or bank service fees if in lieu of attorney's fees), penalties for mortgage prepayment, revenue stamps, recording or discharge of mortgage, transfer taxes, title evidence based on local practice, and advertising expenses if no real estate commission is involved.


      III.  PENSION.

            During your current assignment, you will continue to participate in the Company's Swiss Pension Plan until July 31, 1996 or your termination of service, if earlier. Your final average salary for purposes of determining your benefits under that plan will be based on the following notional salary schedule:

                          AMOUNT                 EFFECTIVE

                       SFr. 555,000           January 1, 1990
                       SFr. 600,000           July 1, 1991
                       SFr. 645,000           January 1, 1993
                       SFr. 695,000           July 1, 1994
                       SFr. 745,000           January 1, 1996


            Additionally, all continuous service rendered to the Company (including service during your current assignment) will be counted in calculating the amount of the benefits payable to you from the Company's Swiss Pension Plan.

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Mr. Jean-Louis Greze
Page 4
March 1, 1995

            The Company will, of course, be responsible for, and make, any payments to the Swiss Pension Plan that are necessary as a result of your continued participation in that Plan in accordance with this
            Section III.

            In the event your employment is involuntarily terminated (not for cause) by the Company prior to August 1, 1996, you will commence to receive, as of the date of your termination, a lifetime annuity from the Company's Swiss Pension Plan based on (i) the amount of continuous service that you would have had with the Company if you had remained an employee and continued to participate in the Company's Swiss Pension Plan until August 1, 1996 and (ii) your final average salary as of the date of your termination of employment, based on the notional salary schedule specified above.

            Any benefits payable to you from the French Repartition and Social Security Systems will be offset against the amount of benefits due to you from the Company's Swiss Pension Plan in accordance with this
            Section III.

            The agreement regarding your pension coverage described in this
            Section III is in lieu of, and replaces, all coverages previously provided to you under the Company's Third Country National Plan (TCN
            Plan), and you will, therefore, not receive any benefits under the TCN Plan.


IV.   MISCELLANEOUS.

      This letter is not intended to be a guarantee of employment, and you and the Company each have the right to terminate your employment at any time and for any reason.

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Mr. Jean-Louis Greze
Page 5
March 1, 1995

      Please acknowledge your agreement to the arrangements described in this letter by signing where indicated below and returning one fully executed copy to me. An additional copy of this letter is enclosed for your records.

                                                Very truly yours,

                                                W. R. Grace & Co.



                                                By:  ___________________
                                                     Donald H. Kohnken
                                                     Executive Vice President

Agreed to:


___________________
Jean-Louis Greze


___________________
Date